Exhibit 10.1

AGREEMENT

     THIS AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into as of the 3rd day of January, 2005, by and between VESTIN GROUP, INC., a Delaware corporation (“Vestin”), JAMES WALSH (“Walsh”) and JOSEPH NAMATH (“Namath”) (Walsh and Namath are collectively referred to hereinafter as the “Sellers”) and PLANNED LICENSING, INC., a Nevada corporation (“PLI”).

     WHEREAS, on or about January 10, 2001 Vestin and PLI entered into a license agreement (the “PLI Agreement”) whereby PLI would provide Namath as a spokesperson for Vestin and its affiliates; and

     WHEREAS, in consideration of providing Namath as Vestin’s spokesperson Vestin agreed to pay to PLI the sum of One Million Dollars ($1,000,000) annually for five (5) years and issue to PLI warrants to purchase 800,000 shares of Vestin common stock at $0.01 per share (the “$0.01 Warrants”) pursuant to a Stock Purchase Warrant dated January 10, 2001 and warrants to purchase 400,000 shares of Vestin common stock at $4.60 per share (the “$4.60 Warrants”) pursuant to a Stock Purchase Warrant dated January 10, 2001; and

     WHEREAS, the Shares were subsequently assigned by PLI to the Sellers in accordance with the Agreement; and

     WHEREAS, on or about June 30, 2004 PLI exercised its $0.01 Warrants; and

     WHEREAS, on July 6, 2004 Vestin shareholders approved a reverse 2 for 1 split of its common stock and PLI was issued 400,000 shares of Vestin common stock (the “Shares”) as a result of the exercise of its $0.01 Warrants; and

     WHEREAS, on or about December, 2003 Vestin and PLI desired and agreed to terminate the PLI Agreement; and

     WHEREAS, Namath’s services were not materially utilized by Vestin after March, 2003; and

     WHEREAS, the parties desire that Vestin purchase the Shares from Sellers; and

     WHEREAS, Vestin has agreed to purchase the Shares pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. Purchase of Shares. Subject to the terms and conditions of this Agreement, Vestin or one of its affiliates shall purchase from Sellers the Shares of Vestin common stock issued to PLI and subsequently assigned to Namath and Walsh in conjunction with PLI’s exercise of the $0.01 warrants. A copy of the assignment from PLI to Namath and Walsh is attached hereto as Exhibit “A” and incorporated by this reference.”

            a. Closing. The purchase and sale of the Shares shall take place at 5:00 p.m. (Pacific Time), on January 5, 2005, which date may be extended by mutual agreement (in writing) of Sellers and Vestin (which time and place are designated as the “Closing”).

            b. Representations and Warranties of Seller. Sellers hereby represent and warrant to Vestin that:

                  (i) Authorization. Sellers have full power and authority to enter into this Agreement and all related agreements, and each such agreement constitutes his or its valid and legally binding obligation, enforceable against Sellers in accordance with its terms. Sellers understand that Sellers are not obligated to sell the Shares to Vestin and acknowledges that Sellers are entering into this Agreement under Sellers own volition. Sellers further acknowledge that the purchase of the Shares by Vestin is in consideration of all of the terms and conditions set forth in this Agreement.

                  (ii) Ownership of Shares. Sellers have good and marketable title to the Shares free and clear of any and all liens, claims, encumbrances, pledges, mortgages and security interests (collectively, “Security Interests”). Sellers shall not do anything after the date hereof which would render its title to the Shares unmarketable.

                  (iii) Professional Advisors. Sellers have been advised to consult their own tax advisor, accountant, attorney and/or other advisor regarding all tax and legal matters and consequences of selling the Shares and entering into this Agreement, and has done so, to the extent Sellers consider necessary. Sellers are relying solely on such advisors and not on any statements or representations of Vestin, any of its affiliates or any of their agents.

                  (iv) Disclosure of Information. Sellers acknowledge and understand that Sellers may obtain information about Vestin pursuant to its latest filings pursuant to the Securities Exchange Act of 1934, as amended, on the Securities and Exchange Commission’s website at www.sec.gov. In addition, Sellers may request such filings from Vestin. Sellers acknowledge and agree that reference to the website does not incorporate by reference information contained on the website.

                  (v) Tradeable Shares. Sellers acknowledge and understand that Vestin is a publicly traded reporting company traded on the Nasdaq SmallCap Market under the symbol “VSTN.” Accordingly, Sellers acknowledge and understand that Sellers have the opportunity to sell the Shares on the Nasdaq SmallCap Market rather than in a privately negotiated transaction with Vestin. Sellers further acknowledge that Sellers and Vestin have directly negotiated the sale and purchase of the Shares.

     2. Forfeiture of $4.60 Warrants. Upon the execution of this Agreement the $4.60 Warrants shall be terminated, cancelled and forfeited and PLI, Walsh, Namath and/or their assignees shall no longer have the right to exercise such $4.60 Warrants.

     3. Termination of PLI Agreement. The parties agree that upon execution of this Agreement the PLI Agreement shall be terminated and be of no further force and effect and that neither Vestin nor PLI, Namath or Walsh shall have any additional rights pursuant to the PLI Agreement. Notwithstanding the foregoing, Vestin shall be required to maintain the insurance set forth in Section 12(c) of the PLI Agreement for a period of five (5) years from the date this Agreement is executed and the indemnification obligations set forth in Section 12 of the PLI Agreement shall survive for a period of five (5) years from the date this Agreement is executed.

     4. Consideration. In consideration of this Agreement and the purchase of the Shares, Vestin shall pay the sum of One Million Six Hundred Thousand Dollars ($1,600,000) (the “Consideration”). The Consideration shall be placed in the trust account of Levine Garfinkel & Katz, 3441 S. Eastern Ave., Las Vegas, Nevada 89109 and released upon the closing of the purchase of the Shares in accordance with an escrow agreement to be entered into between the parties hereto.

     5. Release by Vestin. Vestin, on behalf of itself, its assigns, successors, agents, employees, officers, directors, shareholders and other affiliates, does hereby fully release, acquit, remise and forever discharge PLI, including its assigns, successors, agents, employees, officers, directors, shareholders and other affiliates, from any and all claims, demands, suits, debts, dues, contracts, accounts, agreements, promises, damages, interest, attorney’s fees, and causes of action of whatever kind or nature, including but not limited to any disputes arising from the PLI Agreement, the $0.01 Warrants, the $4.60 Warrants or the Shares. Vestin and its affiliates warrant that they have no knowledge of any facts or circumstances that could give rise to a cause of action against Namath or PLI as a result of the services performed by Namath under the PLI Agreement.

     6. Release by PLI, Namath and Walsh. Namath, Walsh and PLI, on behalf of itself, its assigns, successors, agents, employees, officers, directors, shareholders and other affiliates, does hereby fully release, acquit, remise and forever discharge Vestin, including its assigns, successors, agents, employees, officers, directors, shareholders and other affiliates, from any and all claims, demands, suits, debts, dues, contracts, accounts, agreements, promises, damages, interest, attorney’s fees, and causes of action of whatever kind or nature, including but not limited to any disputes arising from the PLI Agreement, the $0.01 Warrants, the $4.60 Warrants or the Shares.

     7. Acknowledgement. The Parties voluntarily, and with full knowledge of its significance, waive and relinquish any and all rights that they have under Nevada law as well as under the provisions of all comparable, equivalent or similar statutes and principles of common law or other decisional law of the United States and of any states of the United States. The Parties acknowledge that this waiver is an essential and material term of this Agreement, without which the consideration relating hereto would not have been delivered by either Party to the other. The Parties understand and acknowledge that a risk exists that one or more of them incurred or suffered, or may incur or suffer, loss, damages or injuries as a result of the matters, events, occurrences, transactions, causes and things which were unknown, unsuspected or unanticipated at the time this Agreement is executed. The Parties assume this risk and, notwithstanding this risk, intend by this Agreement to release and discharge each other of and from all claims that are released pursuant to this Agreement. Vestin represent and warrant to PLI, Walsh and Namath that, as of the date this Agreement is executed, Vestin has not assigned, subrogated, transferred or hypothecated, or purported to assign, subrogate, transfer or hypothecate, in whole or in part, to any other person or entity, any Claims which it may have against PLI, Walsh and Namath and PLI, Walsh and Namath represent and warrant to Vestin that, as of the date this Agreement is executed, PLI, Namath and/or Walsh have not assigned, subrogated, transferred or hypothecated, or purported to assign, subrogate, transfer or hypothecate, in whole or in part, to any other person or entity, any Claims which it may have against any Vestin. This Agreement is not an admission of liability by any party, but is intended to resolve all disputes between the parties.

     8. Review of Agreement. By signing this Agreement, each party acknowledges that it has carefully read it in its entirety, has reviewed the contents thereof with his respective legal counsel, and voluntarily consents to the terms and conditions herein.

     9. Confidentiality. Except as required by law, each party hereto agrees to keep the terms of this Agreement confidential and not to disclose same unless ordered to by a Court of competent jurisdiction. Notwithstanding the foregoing, the parties acknowledge that Vestin will be required to file this Agreement in a Form 8k with the Securities and Exchange Commission.

     10. Entire Agreement. This Agreement is the entire, complete, sole and only understanding between the parties, and there are no independent, collateral, different, additional or other understandings, oral or written, or obligations to be performed, things to be done, or payments to be made.

     11. Counterparts. This Agreement may be executed as one or more counterparts, and such counterparts shall be deemed an original as to the party to be charged.

     12. Drafting of Agreement. The parties hereto agree that neither party shall be deemed drafter of this Agreement and, in the event this Agreement is construed by a court of law or equity, such court shall not construe this Agreement, or any provision hereof, against either party as a drafter of the Agreement. The parties hereto hereby acknowledge that all parties have contributed substantially and materially to the preparation of this Agreement.

     13. Governing Law. In the event that it becomes necessary to take any type of legal action to enforce this Agreement, such legal action shall be brought in Clark County, Nevada, and shall be interpreted in accordance with Nevada law.

     14. Attorneys Fees. In the event that there is legal action arising in any way out of this Agreement, the prevailing party shall be entitled to recover, and the other party hereby agrees to pay, the prevailing party’s costs and expenses, including, but not limited to, attorney’s fees.

     15. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     16. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     17. Modification/Waiver. No modification or waiver of any of the terms of this Agreement shall be valid unless in writing and executed with the same formality as this Agreement. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the year and date first above written.

VESTIN GROUP, INC., a Delaware
corporation

By:
Its:	James Walsh

Joseph Namath

PLANNED LICENSING, INC., a Nevada
corporation

By:
Its: